Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS SECOND QUARTER 2013 RESULTS

•	Net income was $2.64 per share, including income of $0.04 per share from certain items. Adjusted net income was $2.60 per share (refer to page 14).

•	Medical enrollment totaled approximately 35.7 million members as of June 30, 2013.

•	Full year 2013 net income is now expected to be at least $8.00 per share, on both a GAAP and Adjusted basis (refer to page 14).

•	Board of Directors declares third quarter 2013 dividend of $0.375 per share.

Indianapolis, Ind. – July 24, 2013 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2013 net income was $800.1 million, or $2.64 per share. These results included net investment gains of approximately $0.09 per share, partially offset by costs of $0.05 per share related to the early termination notice of Amerigroup’s pharmacy benefits management (“PBM”) contract. Net income in the second quarter of 2012 was $643.6 million, or $1.94 per share, and included net costs of approximately $0.10 per share for litigation and acquisition-related expenses, partially offset by net investment gains.

Excluding the items noted in each period, adjusted net income was $2.60 per share in the second quarter of 2013, an increase of 27.5 percent compared with adjusted net income of $2.04 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“We are pleased with our second quarter results and encouraged by the positive momentum we have across the organization. Our Commercial businesses continue to perform well and we have achieved improvements in our Medicaid operations, largely reflecting benefits from the Amerigroup transaction,” said Joseph Swedish, chief executive officer. “Looking ahead, we continue to actively prepare for the coming marketplace changes, and believe we are well-positioned for the significant growth opportunities on the horizon. We’re also seeing improving trends in the Local Group and National Account ASO markets, and expect membership growth from those areas next year.”

“Our quarterly results were ahead of our forecast and supported by higher than expected operating cash flow, a strong balance sheet and stability in the operating environment. We have modestly raised our full year EPS and operating cash flow outlooks, reflecting our strong year-to-date performance. However, we are still being prudent given our continued expectation for a fluid environment and investment spending over the second half of the year as we prepare for 2014,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 35.7 million members at June 30, 2013, an increase of approximately 2.1 million members, or 6.3 percent, from 33.5 million at June 30, 2012. Medicaid membership increased by approximately 2.6 million members due to the acquisition of Amerigroup in the fourth quarter of 2012. The increase in Medicaid enrollment was partially offset by declines of 415,000 and 49,000 members in the Commercial and Medicare businesses, respectively.

Medical enrollment decreased by 143,000 members, or 0.4 percent, sequentially during the second quarter of 2013, primarily due to attrition in the Commercial businesses.

Operating Revenue: Operating revenue totaled $17.6 billion in the second quarter of 2013, an increase of $2.4 billion, or 16.0 percent, compared with approximately $15.2 billion in the prior year quarter. The increase was driven by the inclusion of Amerigroup business in the second quarter of 2013. The increase from Amerigroup was partially offset by lower Medicare revenue due to the decline in membership. Operating revenue in the Commercial businesses declined slightly compared with the prior year quarter, as the impact of lower fully insured membership was mostly offset by rate increases designed to cover cost trends.

Benefit Expense Ratio: The benefit expense ratio was 83.9 percent in the second quarter of 2013, a decrease of 150 basis points from 85.4 percent in the second quarter of 2012. The decrease occurred primarily in the Commercial businesses and the California Medicaid operations. The Company experienced lower than anticipated medical cost trends in its Commercial businesses during the second quarter of 2013. As expected, the Company also recognized higher reimbursement for its Medi-Cal programs. These improvements were partially offset by the inclusion of Amerigroup business in the current year quarter, as this business carries a higher average benefit expense ratio than the consolidated Company average.

Medical claims reserves established at December 31, 2012, developed in-line with the Company’s expectation during the first six months of 2013.

Medical Cost Trend: The Company now expects that underlying Local Group medical cost trend will be in the range of 6.5 percent, plus or minus 50 basis points, for the full year 2013. Unit cost increases continue to be the primary driver of medical trend, while utilization has been lower than anticipated through the first six months of 2013.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 40.5 days as of June 30, 2013, a decrease of 0.2 days from 40.7 days as of March 31, 2013.

SG&A Expense Ratio: The SG&A expense ratio was 14.0 percent in the second quarter of 2013, an increase of 30 basis points from 13.7 percent in the second quarter of 2012. The increase reflected higher investment spending during the current year quarter in preparation for coming growth opportunities and increased incentive compensation expense. These impacts were partially offset by the inclusion of Amerigroup business in the current period, as this business carries a lower average SG&A expense ratio than the consolidated Company average.

The Company’s second quarter 2013 SG&A expense also included a one-time upfront expense of $25.0 million associated with the early termination notice of Amerigroup’s PBM contract. Pending regulatory approval, the Company expects to begin transitioning these services to its existing pharmacy benefits manager in the middle of 2014, which is earlier than originally planned. This decision is expected to result in lower pharmacy costs for the Company over the duration of its PBM contract.

Operating Cash Flow: Second quarter 2013 operating cash flow exceeded the Company’s expectation and totaled $425.2 million, or 0.5 times net income. The second quarter is a seasonally low quarter for the Company’s operating cash flow due to the timing of income tax payments. The Company made two federal income tax payments totaling approximately $725 million in the second quarter of 2013.

Operating cash flow totaled approximately $1.4 billion, or 0.8 times net income, during the first six months of 2013, and the Company has increased its full year 2013 operating cash flow expectation to approximately $2.8 billion.

Share Repurchase Program: During the second quarter of 2013, the Company repurchased 3.7 million shares of its common stock for $275.3 million, or a weighted average price of $74.53 per share. During the first six months of 2013, the Company repurchased 9.1 million shares of its stock, or 3.0 percent of the shares outstanding as of December 31, 2012, for $615.5 million. As of June 30, 2013, the Company had $1.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the second quarter of 2013, the Company paid a quarterly dividend of $0.375 per share, representing a distribution of cash totaling $112.7 million. On July 23, 2013, the Board of Directors declared a quarterly dividend to shareholders for the third quarter of 2013 of $0.375 per share. The third quarter dividend is payable on September 25, 2013, to shareholders of record at the close of business on September 10, 2013.

Investment Portfolio & Capital Position: During the second quarter of 2013, the Company recorded net investment gains of $45.2 million pre-tax, consisting of net realized gains from the sale of securities totaling $54.2 million, partially offset by other-than-temporary losses on investments totaling $9.0 million. In the second quarter of 2012, the Company recorded net investment gains of $64.6 million pre-tax, consisting of net realized gains from the sale of securities totaling $70.5 million, partially offset by other-than-temporary impairments totaling $5.9 million.

As of June 30, 2013, the Company’s net unrealized gain position in the investment portfolio was $702.3 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $479.8 million and $222.5 million, respectively. As of June 30, 2013, cash and investments at the parent company totaled approximately $1.8 billion.

REPORTABLE SEGMENTS

During the second quarter of 2013, the Company realigned its organizational structure to enhance execution and accountability as it positions for future growth. Based on this realignment, the Company now has the following reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program, or “FEP”), and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure). Prior period segment information has been reclassified to conform to the current period presentation.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended June 30				Six Months Ended June 30
(In millions)	2013	2012	Change		2013	2012	Change
Operating Revenue
Commercial & Specialty Business	$9,757.1	$9,782.0	(0.3%)		$19,569.6	$19,640.5	(0.4%)
Government Business	7,834.9	5,381.8	45.6%		15,562.4	10,665.1	45.9%
Other	5.2	9.5	(45.3%)		11.5	17.9	(35.8%)

Total Operating Revenue	17,597.2	15,173.3	16.0%		35,143.5	30,323.5	15.9%
Operating Gain / (Loss)
Commercial & Specialty Business	$939.4	$869.0	8.1%		$2,181.7	$2,010.9	8.5%
Government Business	298.4	132.7	124.9%		431.1	212.8	102.6%
Other	(6.1)	(10.0)	39.0%		(13.5)	(19.4)	30.4%

Total Operating Gain	1,231.7	991.7	24.2%		2,599.3	2,204.3	17.9%
Operating Margin
Commercial & Specialty Business	9.6%	8.9%	70	bp	11.1%	10.2%	90	bp
Government Business	3.8%	2.5%	130	bp	2.8%	2.0%	80	bp
Total Operating Margin	7.0%	6.5%	50	bp	7.4%	7.3%	10	bp

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $939.4 million in the second quarter of 2013, an increase of $70.4 million, or 8.1 percent, from $869.0 million in the second quarter of 2012. The increase was driven primarily by lower than anticipated medical cost trends and disciplined underlying expense control in the current year quarter. These increases in operating gain were partially offset by higher investment spending in preparation for health insurance exchanges and increased compensation expense.

Government Business: Operating gain in the Government segment was $298.4 million in the second quarter of 2013, an increase of $165.7 million, or 124.9 percent, from $132.7 million in the second quarter of 2012. The increase reflected the inclusion of Amerigroup business in the current year quarter, favorable prior year reserve development and increased revenue in the Company’s California Medicaid operations.

Other: The Company reported an operating loss of $6.1 million in the Other segment for the second quarter of 2013, compared with an operating loss of $10.0 million in the prior year quarter. The change reflected lower unallocated corporate expenses in the current period.

OUTLOOK

Full Year 2013:

•

Net income is now expected to be at least $8.00 per share, including net investment gains of $0.05 per share from the first six months of 2013, offset by costs of $0.05 per share related to the early termination notice of Amerigroup’s PBM contract (refer to page 14).

•	Year-end medical enrollment is expected to be in the range of 35.3 to 35.5 million.

•	Operating revenue is now expected to be in the range of $70.0 to $72.0 billion.

•	The benefit expense ratio now is expected to be in the range of 85.5 percent, plus or minus 50 basis points.

•	The SG&A expense ratio is now expected to be in the range of 13.5 to 14.0 percent.

•	Operating cash flow is now expected to be approximately $2.8 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of products. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-234-9960 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 272703. The replay will be available from 11 a.m. EDT today until the end of the day on August 6, 2013. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

WellPoint Contacts:

Investor Relations	Media
Doug Simpson, 212-476-1473	Kristin Binns, 917-697-7802

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being, and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have nearly 36 million people in our affiliated health plans, and nearly 68 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in several additional states through our Amerigroup subsidiary and in certain markets through our CareMore subsidiary. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	June 30,	December 31,	June 30,	December 31,		June 30,
Medical Membership	2013	2012	2012	2012		2012
Customer Type
Local Group	14,454	14,634	14,612	(1.2%	)	(1.1%	)
National Accounts	6,886	6,999	7,098	(1.6%	)	(3.0%	)
BlueCard	5,057	5,016	5,061	0.8%		(0.1%	)

Total National	11,943	12,015	12,159	(0.6%	)	(1.8%	)
Individual	1,815	1,855	1,856	(2.2%	)	(2.2%	)
Medicaid	4,451	4,520	1,888	(1.5%	)	135.8%
Medicare	1,467	1,586	1,516	(7.5%	)	(3.2%	)
FEP	1,536	1,520	1,516	1.1%		1.3%

Total Medical Membership	35,666	36,130	33,547	(1.3%	)	6.3%

Funding Arrangement
Self-Funded	20,123	20,176	20,177	(0.3%	)	(0.3%	)
Fully-Insured	15,543	15,954	13,370	(2.6%	)	16.3%

Total Medical Membership	35,666	36,130	33,547	(1.3%	)	6.3%

Reportable Segment
Commercial & Specialty Business	28,212	28,504	28,627	(1.0%	)	(1.4%	)
Government Business	7,454	7,626	4,920	(2.3%	)	51.5%

Total Medical Membership	35,666	36,130	33,547	(1.3%	)	6.3%

Other Membership & Customers
Behavioral Health Membership	24,253	24,156	24,635	0.4%		(1.6%	)
Life and Disability Membership	4,736	4,838	4,865	(2.1%	)	(2.7%	)
Dental Membership	4,917	4,863	4,900	1.1%		0.3%
Managed Dental Membership	4,898	4,103	4,119	19.4%		18.9%
Vision Membership	4,654	4,519	4,333	3.0%		7.4%
Medicare Advantage Part D Membership	614	734	666	(16.3%	)	(7.8%	)
Medicare Part D Stand-Alone Membership	480	574	583	(16.4%	)	(17.7%	)
Retail Vision Customers	3,120	3,130	3,090	(0.3%	)	1.0%

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	June 30
(In millions, except per share data)	2013	2012	Change
Revenues
Premiums	$16,493.0	$14,161.0	16.5%
Administrative fees	988.5	977.5	1.1%
Other revenue	115.7	34.8	232.5%

Total operating revenue	17,597.2	15,173.3	16.0%
Net investment income	153.2	169.4	(9.6%	)
Net realized gains on investments	54.2	70.5	(23.1%	)
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(9.0)	(6.5)	38.5%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	0.6	NM	(1)

Other-than-temporary impairment losses recognized in income	(9.0)	(5.9)	52.5%

Total revenues	17,795.6	15,407.3	15.5%
Expenses
Benefit expense	13,832.6	12,093.1	14.4%
Selling, general and administrative expense
Selling expense	376.7	393.0	(4.1%	)
General and administrative expense	2,093.8	1,688.8	24.0%

Total selling, general and administrative expense	2,470.5	2,081.8	18.7%
Cost of products	62.4	6.7	NM	(1)
Interest expense	151.9	117.6	29.2%
Amortization of other intangible assets	67.7	59.5	13.8%

Total expenses	16,585.1	14,358.7	15.5%
Income before income taxes	1,210.5	1,048.6	15.4%
Income tax expense	410.4	405.0	1.3%

Net income	$800.1	$643.6	24.3%

Net income per diluted share	$2.64	$1.94	36.1%

Diluted shares	303.2	331.2	(8.5%	)
Benefit expense as a percentage of premiums	83.9%	85.4%	(150	) bp
Selling, general and administrative expense as a percentage of total operating revenue	14.0%	13.7%	30	bp
Income before income tax expense as a percentage of total revenues	6.8%	6.8%	0	bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Six Months Ended
	June 30
(In millions, except per share data)	2013	2012	Change
Revenues
Premiums	$32,928.6	$28,299.5	16.4%
Administrative fees	1,978.6	1,973.3	0.3%
Other revenue	236.3	50.7	366.1%

Total operating revenue	35,143.5	30,323.5	15.9%
Net investment income	315.2	338.4	(6.9%	)
Net realized gains on investments	71.0	177.4	(60.0%	)
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(46.9)	(20.2)	132.2%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	3.4	NM	(1)

Other-than-temporary impairment losses recognized in income	(46.9)	(16.8)	179.2%

Total revenues	35,482.8	30,822.5	15.1%
Expenses
Benefit expense	27,581.3	23,865.0	15.6%
Selling, general and administrative expense
Selling expense	762.6	786.3	(3.0%	)
General and administrative expense	4,072.9	3,461.2	17.7%

Total selling, general and administrative expense	4,835.5	4,247.5	13.8%
Cost of products	127.4	6.7	NM	(1)
Interest expense	305.4	226.7	34.7%
Amortization of other intangible assets	135.6	118.2	14.7%

Total expenses	32,985.2	28,464.1	15.9%
Income before income taxes	2,497.6	2,358.4	5.9%
Income tax expense	812.3	858.3	(5.4%	)

Net income	$1,685.3	$1,500.1	12.3%

Net income per diluted share	$5.53	$4.48	23.4%

Diluted shares	304.5	335.1	(9.1%	)
Benefit expense as a percentage of premiums	83.8%	84.3%	(50	) bp
Selling, general and administrative expense as a percentage of total operating revenue	13.8%	14.0%	(20	) bp
Income before income tax expense as a percentage of total revenues	7.0%	7.7%	(70	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,347.3	$2,484.6
Investments available-for-sale, at fair value:
Fixed maturity securities	17,679.8	16,912.9
Equity securities	1,410.1	1,212.4
Other invested assets, current	15.7	14.8
Accrued investment income	172.4	162.2
Premium and self-funded receivables	4,330.0	3,687.4
Other receivables	994.1	928.8
Income taxes receivable	101.7	228.5
Securities lending collateral	670.4	564.6
Deferred tax assets, net	356.3	243.2
Other current assets	1,823.0	1,829.0

Total current assets	28,900.8	28,268.4
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	460.0	431.5
Equity securities	30.2	30.1
Other invested assets, long-term	1,510.4	1,387.7
Property and equipment, net	1,769.5	1,738.3
Goodwill	17,488.6	17,510.5
Other intangible assets	8,988.1	9,102.8
Other noncurrent assets	464.7	486.1

Total assets	$59,612.3	$58,955.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,158.3	$6,174.5
Reserves for future policy benefits	58.8	61.3
Other policyholder liabilities	2,288.9	2,345.7

Total policy liabilities	8,506.0	8,581.5
Unearned income	823.6	896.8
Accounts payable and accrued expenses	3,286.6	3,132.5
Security trades pending payable	152.8	69.3
Securities lending payable	670.6	564.7
Short-term borrowings	350.0	250.0
Current portion of long-term debt	399.6	557.1
Other current liabilities	1,844.9	1,785.0

Total current liabilities	16,034.1	15,836.9
Long-term debt, less current portion	14,091.5	14,170.8
Reserves for future policy benefits, noncurrent	687.6	750.8
Deferred tax liabilities, net	3,320.8	3,381.0
Other noncurrent liabilities	945.8	1,013.2

Total liabilities	35,079.8	35,152.7
Shareholders’ equity
Common stock	3.0	3.0
Additional paid-in capital	10,738.8	10,853.5
Retained earnings	13,817.9	12,647.1
Accumulated other comprehensive (loss) income	(27.2)	299.1

Total shareholders’ equity	24,532.5	23,802.7

Total liabilities and shareholders’ equity	$59,612.3	$58,955.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2013	2012
Operating activities
Net income	$1,685.3	$1,500.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(71.0)	(177.4)
Other-than-temporary impairment losses recognized in income	46.9	16.8
Loss on disposal of assets	2.4	1.6
Deferred income taxes	14.4	87.6
Amortization, net of accretion	389.6	313.3
Depreciation expense	50.4	47.4
Share-based compensation	63.1	71.5
Excess tax benefits from share-based compensation	(13.8)	(22.7)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(619.7)	(466.9)
Other invested assets	(9.0)	(14.4)
Other assets	27.7	(77.3)
Policy liabilities	(138.7)	(101.9)
Unearned income	(73.2)	781.3
Accounts payable and accrued expenses	(63.8)	(380.4)
Other liabilities	(15.4)	187.5
Income taxes	134.4	(3.6)
Other, net	(27.5)	(17.9)

Net cash provided by operating activities	1,382.1	1,744.6
Investing activities
Purchases of fixed maturity securities	(6,821.7)	(7,278.9)
Proceeds from sales and maturities of fixed maturity securities	5,265.3	6,325.1
Purchases of equity securities	(150.6)	(186.6)
Proceeds from sales of equity securities	144.7	276.1
Purchases of other invested assets	(164.4)	(95.8)
Proceeds from sales of other invested assets	22.6	18.7
Changes in securities lending collateral	(106.0)	106.1
Purchases of subsidiaries, net of cash acquired	—	(905.3)
Purchases of property and equipment	(249.5)	(226.0)
Proceeds from sales of property and equipment	—	0.3
Other, net	(3.8)	(0.9)

Net cash used in investing activities	(2,063.4)	(1,967.2)
Financing activities
Net issuance (repayment) of commercial paper borrowings	351.0	(10.5)
Net proceeds from short-term borrowings	100.0	100.0
Proceeds from long-term borrowings	—	1,722.9
Repayment of long-term borrowings	(556.9)	(451.1)
Changes in securities lending payable	105.9	(106.1)
Changes in bank overdrafts	219.3	(23.9)
Repurchase and retirement of common stock	(615.5)	(1,173.6)
Cash dividends	(226.1)	(189.3)
Proceeds from issuance of common stock under employee stock plans	153.3	83.7
Excess tax benefits from share-based compensation	13.8	22.7

Net cash used in financing activities	(455.2)	(25.2)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(0.8)	(0.7)

Change in cash and cash equivalents	(1,137.3)	(248.5)
Cash and cash equivalents at beginning of period	2,484.6	2,201.6

Cash and cash equivalents at end of period	$1,347.3	$1,953.1

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
(In millions)	2013	2012	2012	2011	2010
	(Unaudited)
Gross medical claims payable, beginning of period	$6,174.5	$5,489.0	$5,489.0	$4,852.4	$5,450.5
Ceded medical claims payable, beginning of period	(27.2)	(16.4)	(16.4)	(32.9)	(29.9)

Net medical claims payable, beginning of period	6,147.3	5,472.6	5,472.6	4,819.5	5,420.6
Business combinations and purchase adjustments	—	—	804.4	100.9	—
Net incurred medical claims:
Current year	27,651.5	24,032.8	48,080.1	47,281.6	45,077.1
Prior years (redundancies) [1]	(532.2)	(482.0)	(513.6)	(209.7)	(718.0)

Total net incurred medical claims	27,119.3	23,550.8	47,566.5	47,071.9	44,359.1
Net payments attributable to:
Current year medical claims	21,909.8	19,057.5	42,832.4	41,999.0	40,387.8
Prior years medical claims	5,233.8	4,576.2	4,863.8	4,520.7	4,572.4

Total net payments	27,143.6	23,633.7	47,696.2	46,519.7	44,960.2
Net medical claims payable, end of period	6,123.0	5,389.7	6,147.3	5,472.6	4,819.5
Ceded medical claims, end of period	35.3	26.2	27.2	16.4	32.9

Gross medical claims payable, end of period	$6,158.3	$5,415.9	$6,174.5	$5,489.0	$4,852.4

Current year medical claims paid as a percent of current year net incurred medical claims	79.2%	79.3%	89.1%	88.8%	89.6%
Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	9.5%	9.7%	10.4%	4.5%	15.3%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.1%	1.0%	1.1%	0.5%	1.5%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	June 30, 2013	June 30, 2012	Change
Net income	$800.1	$643.6	24.3%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($35.3)	($45.8)
Other-than-temporary impairment losses on investments	5.9	3.8
Acquisition and integration related costs	16.3	5.8
Litigation related items	—	34.0
Tax impact of non-deductible litigation related costs	—	32.8

Net adjustment items	($13.1)	$30.6
Adjusted net income	$787.0	$674.2	16.7%

Net income per diluted share	$2.64	$1.94	36.1%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($0.12)	($0.14)
Other-than-temporary impairment losses on investments	$0.02	$0.02
Acquisition and integration related costs	$0.05	$0.02
Litigation related items	—	$0.10
Tax impact of non-deductible litigation related costs	—	$0.10
Per share rounding impact	$0.01	—

Net adjustment items	($0.04)	$0.10
Adjusted net income per diluted share	$2.60	$2.04	27.5%

	Six Months Ended
(In millions, except per share data)	June 30, 2013	June 30, 2012	Change
Net income	$1,685.3	$1,500.1	12.3%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($46.2)	($115.3)
Other-than-temporary impairment losses on investments	30.5	10.9
Acquisition and integration related costs	16.3	7.2
Litigation related items	—	24.0
Tax impact of non-deductible litigation related costs	—	41.4

Net adjustment items	$0.6	($31.8)
Adjusted net income	$1,685.9	$1,468.3	14.8%

Net income per diluted share	$5.53	$4.48	23.4%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	($0.15)	($0.34)
Other-than-temporary impairment losses on investments	$0.10	$0.03
Acquisition and integration related costs	$0.05	$0.02
Litigation related items	—	$0.07
Tax impact of non-deductible litigation related costs	—	$0.12
Per share rounding impact	$0.01	—

Net adjustment items	$0.01	($0.10)
Adjusted net income per diluted share	$5.54	$4.38	26.5%

	Full Year 2013 Outlook
Net income per diluted share	At least $	8.00
Add / (Subtract)—net of related tax effects:
Net realized gains on investments from the first six months of 2013		(0.15)
Other-than-temporary impairment losses on investments from the first six months of 2013		0.10
Acquisition and integration related costs		0.05

Net adjustment items		0.00

Adjusted net income per diluted share	At least $	8.00

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; our ability to integrate and achieve expected synergies and operating efficiencies in the AMERIGROUP Corporation acquisition within the expected timeframe or at all, as such integration may be more difficult, time consuming or costly than expected, revenues following the transaction may be lower than expected, and operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients and suppliers, may be greater than expected following the transaction; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; risks inherent in selling healthcare products in the consumer retail market; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.